EX 21.1

List of Subsidiaries

1. CinTel Co., Ltd, a Korean corporation
2, Phoenix Semiconductor Telecommunication (Suzhou) Co., Ltd., a company organized under the laws of the People’s Republic of China
3. Pheonix Asset Management Co., Ltd., a Korean corporation